CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendmen to the Registration Statement on Form N-1A of Advisor Series Trust and to the use of our reports, dated October 22, 2004 for the Chase Growth Fund and November 12, 2004 for the Chase Mid-Cap Growth Fund, on the financial statements and financial highlights of the Chase Growth Fund and the Chase Mid-Cap Growth Fund, each a series of Advisors Series Trust.  Such financial statements and financial highlights appear in the September 30, 2004 Annual Reports to Shareholders which are also incorporated by reference into the Registration Statement.  We also consent to the references to us in the Prospectuses and in the Statement of Additional Information.

TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
January 24, 2005